Blue-chip star overtaking Pollock Inbox ×

MASTERWORKS
Anthony DeSimone, Masterworks <adesimone@masterworks.com>
to me

Hello Sam,

Something remarkable is happening in the modern art market. A blue-chip star has overtaken legends like Jackson Pollock and Mark Rothko in recent auction sales: Joan Mitchell.

Pollock and Rothko have long been considered pinnacles of the Abstract Expressionist movement, with records of $61M (Pollock) and $86M (Rothko), and even higher sums in private sales.

Mitchell's rise is only now reaching new levels, with a new $29.2M record last November, but we believe her recent turnover totals may continue to outpace these artists and could eventually solidify her place above them in this metric.


$200M
$150M
$100M
$50M
$174.8M
$118.7M
$10.7M
Pollock
Rothko
Mitchell
Auction Turnover Totals ('23-'24)

Our latest Mitchell offering, available now, is a rarer sub-$1M example of her prime late '50s work—it was made the same year as her much larger record-setting work.*

Want to invest in the artist taking the throne from Pollock and Rothko?

Invest in it here, and view the offering circular below.

Thanks,

Anthony DeSimone

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Investor Relations

MASTERWORKS

www.masterworks.com

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